Exhibit 10.1
EXECUTION COPY

AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
Dated as of November 4, 2010
among
RALCORP RECEIVABLES CORPORATION,
as Seller,
RALCORP HOLDINGS, INC.,
as Master Servicer,
THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME PARTY HERETO,
THE COMMITTED PURCHASERS FROM TIME TO TIME PARTY HERETO,
THE FUNDING AGENTS FROM TIME TO TIME PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Agent

J.P. MORGAN SECURITIES INC.
SUNTRUST ROBINSON HUMPHREY, INC.,
as Managing Agents

Section 14.6	Bankruptcy Petition	44
Section 14.7	Limitation of Liability	44
Section 14.8	CHOICE OF LAW	44
Section 14.9	CONSENT TO JURISDICTION	44
Section 14.10	WAIVER OF JURY TRIAL	45
Section 14.11	Integration; Binding Effect; Survival of Terms	45
Section 14.12	Counterparts; Severability; Section References	45
Section 14.13	Agent Roles; Acknowledgment	46
Section 14.14	Characterization	46
Section 14.15	Limited Recourse	47
Section 14.16	USA PATRIOT Act	48
Section 14.17	Amendment and Restatement; Consent to Amendment of Receivables Sale Agreement	48

Exhibits and Schedules

Exhibit I	Definitions
Exhibit II	Form of Purchase Notices
Exhibit III	Places of Business of the Seller Parties; Locations of Records; FEIN
Exhibit IV	Lock-Boxes; Collection Banks; Collection Accounts
Exhibit V	Form of Compliance Certificate
Exhibit VI	Form of Collection Account Agreement
Exhibit VII	Form of Assignment Agreement
Exhibit VIII	Credit and Collection Policy
Exhibit IX	Form of Contract(s)
Exhibit X	Form of Monthly Report
Exhibit XI	Form of Performance Undertaking

Schedule A	Purchaser Groups
Schedule B	Notice Addresses; Wiring Instructions; Administrative Details
Schedule C	List of Closing Documents

AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of November 4, 2010, is by and among RALCORP RECEIVABLES CORPORATION, a Nevada corporation (“Seller”), RALCORP HOLDINGS, INC., a Missouri corporation (“Ralcorp”), as initial Master Servicer (the Master Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), THE ENTITIES LISTED ON SCHEDULE A TO THIS AGREEMENT AS “COMMITTED PURCHASERS” (together with any of their respective successors and assigns hereunder, the “Committed Purchasers”), THE ENTITIES LISTED ON SCHEDULE A TO THIS AGREEMENT AS “CONDUITS” (together with any of their respective successors and assigns hereunder, the “Conduits”), THE ENTITIES LISTED ON SCHEDULE A TO THIS AGREEMENT AS “FUNDING AGENTS” (together with any of their respective successors and assigns hereunder (the “Funding Agents”), and JPMORGAN CHASE BANK, N.A., a national banking association, as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”) and amends and restates in its entirety that certain Receivables Purchase Agreement, dated as of September 25, 2001, among certain of the parties hereto, as heretofore amended from time to time (the “Existing Agreement”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
Seller desires to add a new Purchaser Group to the facility evidenced by the Existing Agreement consisting of SunTrust Robinson Humphrey, Inc., as a Funding Agent, Three Pillars Funding LLC (“Three Pillars”), as a Conduit and SunTrust Bank as a Committed Purchaser, and, thereafter, to continue to transfer and assign Purchaser Interests to the Purchasers from time to time.
Each Conduit may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time and in the event that a Conduit declines to make any purchase, the Committed Purchasers in its Purchaser Group shall, at the request of Seller, purchase Purchaser Interests from time to time.
Each Funding Agent has been requested and is willing to act as agent on behalf of the Purchasers in its Purchaser Group in accordance with the terms hereof and JPMorgan Chase Bank, N.A. has been requested and is willing to act as Agent on behalf of Purchasers in accordance with the terms hereof.
The parties desire to amend and restate in its entirety the Existing Agreement on the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE ARRANGEMENTS
Section 1.1 Purchase Facility.
(a) Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of the Purchasers by delivering a Purchase Notice to the Agent and the Funding Agents in accordance with Section 1.2. In accordance with the terms and conditions set forth herein during the period from the date hereof to but not including the Facility Termination Date, each Conduit may in its sole discretion, instruct its related Funding Agent to cause the Agent to purchase on its behalf Purchaser Interests offered for sale from time to time hereunder, and, each Committed Purchaser shall, if the Conduit in its related Purchaser Group elects not to, instruct its related Funding Agent to cause the Agent to purchase on its behalf Purchaser Interests from time to time, in an amount, for each Purchaser Group, equal to its Percentage of the Purchaser Interests then offered for sale by the Seller; provided, however, that no Purchaser shall purchase any Purchaser Interests if, after giving effect to the purchase thereof:
(i) the aggregate Capital of the Purchaser Interests held by such Purchaser hereunder shall exceed its Conduit Purchase Limit (in the case of a Conduit) or Commitment (in the case of a Committed Purchaser);
(ii) the aggregate Capital of the Purchaser Interests held by the Purchasers in any Purchaser Group exceed the aggregate amount of the Commitments of the Committed Purchasers in such Purchaser Group;
(iii) the Aggregate Capital shall exceed the Purchase Limit; or
(iv) the Purchaser Interests shall exceed 100%.
(b) Notwithstanding the foregoing, to the extent that any Committed Purchaser fails to agree to an extension of the Liquidity Termination Date in accordance with Section 1.5 hereof, (i) such Committed Purchaser shall fund such Committed Purchaser’s Pro Rata Share of the Purchase Price for such Purchaser Interest by making a Term-out Period Account Funded Incremental Purchase and (ii) the Conduits in such Committed Purchaser’s Purchaser Group shall not make any Incremental Purchases after the then existing Scheduled Liquidity Termination Date if after giving effect thereto the aggregate Capital of all Purchaser Interests of such Conduits would exceed an amount equal to (i) the applicable Purchaser Group Purchase Limit, minus (ii) the Commitment of the Non-Renewing Committed Purchaser.
(c) Seller may, upon at least thirty (30) days’ notice to the Funding Agents, terminate in whole or reduce in part, ratably among the Purchaser Groups in accordance with their respective Percentages (and within each Purchaser Group, ratably among the Committed Purchasers in accordance with their respective Pro Rata Shares), the unused portion of the Purchase Limit; provided, that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof.

Section 1.2 Increases.
(a) Seller shall provide the Funding Agents with prior notice in the form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”) by 2:00 p.m. (Chicago time), at least two (2) Business Days prior to the requested date of such Incremental Purchase. Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price and each Purchaser Group’s Percentage thereof (which shall not be less than $1,000,000 or a larger integral multiple of $100,000) and date of purchase (which shall be a Business Day) and, in the event all or a portion of such Incremental Purchase is to be funded by one or more Committed Purchasers, the requested Discount Rate and Tranche Period; provided, however, that not more than five (5) Purchase Notices may be delivered in any one calendar month and not more than one (1) unfunded Purchase Notice may be outstanding at any one time. Following its receipt of a Purchase Notice, each Funding Agent will determine whether the Conduits in its related Purchaser Group will participate in such Incremental Purchase. If a Conduit declines to participate in a proposed Incremental Purchase, the related Funding Agent shall promptly notify Seller and the Master Servicer of such fact, and Seller may thereupon cancel the Purchase Notice as to all Purchaser Groups or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interest will be made by the Committed Purchasers in the related Purchaser Group ratably in accordance with their respective Pro Rata Shares. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, each Conduit or Committed Purchaser, as applicable, shall deposit to an account specified by its Funding Agent, for transfer to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of a Conduit, its Purchaser Group’s Percentage of the aggregate Purchase Price of the Purchaser Interests or (ii) in the case of a Committed Purchaser, such Committed Purchaser’s Pro Rata Share of its Purchaser Group’s Percentage of the aggregate Purchase Price of the Purchaser Interests being purchased by the Committed Purchasers in such Purchaser Group.
(b) Notwithstanding the foregoing, on the date hereof, Three Pillars Funding LLC shall pay to Falcon Asset Securitization Company LLC, by wire transfer of immediately available funds to JPMorgan to Account Number [       ], Account Name: Falcon Asset Sec LLC, [                  ], an amount equal to $33,333,333.33, so that, after giving effect to such payment and the addition of the Purchaser Group for which SunTrust Robinson Humphrey, Inc. acts as Funding Agent, the funding by the Purchaser Groups of any Incremental Purchase to be made on the date hereof and any reduction to the Aggregate Capital on the date hereof, each Purchaser Group shall have funded its respective Percentage of the Aggregate Capital on the date hereof.
Section 1.3 Decreases. Seller shall provide the Funding Agents with prior written notice in conformity with the Required Notice Period (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be applied ratably to the Purchaser Interests of the Purchaser Groups in accordance with the amount of Capital owing to each Purchaser Group (and within each Purchaser Group, ratably among the Purchasers, in accordance with the amount of Capital owing to each Purchaser in such Purchaser Group). Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Chicago time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser they shall be paid to the applicable Funding Agent, for the account of such Purchaser, in accordance with the wire instructions set forth on Schedule B hereto for such Funding Agent, until otherwise notified by such Funding Agent. Upon notice to Seller, the Agent may debit the Facility Account for all amounts due and payable hereunder. Except for computations of Yield or Default Fee based on the Prime Rate, all computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. All computations of Yield or Default Fee based on the Prime Rate shall be computed for actual days elapsed on the basis of a year consisting of 365 (or 366, as applicable) days. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
Section 1.5 Term-Out Provisions.
(a) Extension of Term. The Seller may, at any time during the period which is no more than ninety (90) days or less than sixty (60) days immediately preceding the Liquidity Termination Date (as such date may have previously been extended pursuant to this Section 1.5), request that the then applicable Liquidity Termination Date be extended for up to an additional 180 days. Any such request shall be in writing and delivered to the Agent (which shall be promptly forwarded by the Agent to each Funding Agent), and shall be subject to the following conditions: (i) no Committed Purchaser shall have an obligation to extend the Liquidity Termination Date at any time, and (ii) any such extension with respect to any Committed Purchaser shall be effective only upon the written agreement of the Agent, the applicable Funding Agent, such Committed Purchaser, the Seller and the Master Servicer. Each Funding Agent shall respond to any such request on behalf of the Committed Purchasers in its Purchaser Group no later than the fifteenth (15th) day prior to the Liquidity Termination Date (the “Response Deadline”) and a failure by any Funding Agent to respond by the Response Deadline shall be deemed to be a rejection of the requested extension. Notwithstanding the foregoing, the Liquidity Termination Date shall not occur as a result of any Funding Agent’s failure to agree to any such extension (each Committed Purchaser in such Funding Agent’s Purchaser Group being a “Non-Renewing Committed Purchaser”) if, on or prior to such date (the “Scheduled Liquidity Termination Date”), either such Non-Renewing Committed Purchaser is replaced by another Committed Purchaser which has a Commitment equal to or greater than that of such Non-Renewing Committed Purchaser (the “Non-Renewing Amount”), or (ii) the Seller requests Term-out Period Advances to be made by the Non-Renewing Committed Purchaser in accordance with the provisions of Section 1.5(b) and (c) on the Scheduled Liquidity Termination Date.

(b) Term-Out Period Advances. On the Scheduled Liquidity Termination Date, each Non-Renewing Committed Purchaser shall, by 11:00 a.m. (Chicago time) on the Scheduled Liquidity Termination Date following its receipt of written request therefor from the Seller and subject to the satisfaction of the applicable conditions precedent set forth in Section 6.2, (i) establish such Committed Purchaser’s Term-out Period Account and (ii) make a Term-out Period Advance by depositing, in same day funds to such Committed Purchaser’s Term-out Period Account, an amount equal to such Committed Purchaser’s Commitment as of such date. Each Committed Purchaser shall invest the amounts on deposit in such Committed Purchaser’s Term-out Period Account, and the proceeds of such investments, in Eligible Investments (it being agreed that the earnings on any such Eligible Investments shall be applied pursuant to Section 4.6 to offset the Yield payable to the Committed Purchasers).
(c) Term-Out Period Account Funded Advances. No later than 12:00 noon (Chicago time), on the Scheduled Liquidity Termination Date on which the Non-Renewing Committed Purchasers make the initial deposit into the related Term-out Period Accounts in accordance with Section 1.5(b), the Agent shall withdraw from each Committed Purchaser’s Term-out Period Account an amount equal to such Committed Purchaser’s Pro Rata Share of the related Purchaser Group’s Percentage of the Aggregate Capital and cause such funds to be immediately applied to purchase such Committed Purchaser’s Pro Rata Share of the Capital of the Conduits in such Non-Renewing Committed Purchaser’s Purchaser Group in accordance with the Funding Agreement between such Committed Purchaser and such Conduits. During the Term-out Period, all additional Incremental Purchases to be made by any Non-Renewing Committed Purchaser pursuant to Section 1.2 shall be made by such Non-Renewing Committed Purchaser by withdrawing funds from such Committed Purchaser’s Term-out Period Account.
(d) Maturity. All Term-out Period Advances shall be due and payable in full by the Seller on the Facility Termination Date.
(e) Use of Proceeds; Security Interest in Term-Out Period Account. The Seller hereby agrees that it shall use the proceeds of the Term-out Period Advances solely to fund and maintain the Term-out Period Account for the purpose of funding Incremental Purchases from time to time. The Seller hereby grants to the applicable Non-Renewing Committed Purchaser, a security interest in the Term-out Period Account, all funds from time to time credited to the Term-out Period Account, all financial assets (including, without limitation, Eligible Investments) from time to time acquired with any such funds or otherwise credited to the Term-out Period Account, all interest, dividends, cash, instruments and other investment property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or such financial assets, and all proceeds of, collateral for, and supporting obligations relating to any and all of the foregoing. The grant of a security interest by the Seller to each such Non-Renewing Committed Purchaser pursuant to this Section secures the payment of the Seller’s obligation to repay the Term-out Period Advances, and to pay Yield thereon, pursuant to the terms of this Agreement.
ARTICLE II
PAYMENTS AND COLLECTIONS
Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay when due to the Agent or each Funding Agent, as applicable, for the account of the relevant Purchasers, the Agent or Funding Sources on a full recourse basis, as applicable: (i) such fees as are payable under the Fee Letter (which fees shall be sufficient to pay all fees owing to the Purchasers), (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts required pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs, and (ix) all Default Fees (collectively, the “Obligations”). If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Master Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.
Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Master Servicer shall be set aside and held in trust by the Master Servicer for the payment of any accrued and unpaid Aggregate Unpaids, any Aggregate Reduction or for a Reinvestment as provided in this Section 2.2. If at any time any Collections and/or Deemed Collections are received by the Master Servicer prior to the Amortization Date and such Collections and/or Deemed Collections are not so set aside or held in trust for the payment of Aggregate Unpaids or Aggregate Reductions, Seller hereby requests and the Purchasers hereby agree to make, simultaneously with such receipt, but subject to the conditions precedent set forth herein, including the conditions set forth in Section 6.2, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection received by the Master Servicer that is part of any Purchaser Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt.
Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Master Servicer shall set aside and hold in trust, for the applicable Purchasers in each Purchaser Group, the applicable Purchaser Group’s Percentage of all Collections received on each such day and, to the extent of available funds of Seller, an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Master Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent remit to each Funding Agent’s account the amounts set aside pursuant to the preceding sentence for the account of such Funding Agent’s Purchaser Group, and such Funding Agent shall apply such amounts to reduce the Capital of its Purchaser Group associated with each such Purchaser Interest and any other Aggregate Unpaids owing to such Purchaser Group.
Section 2.4 Application of Collections. (i) Prior to the Amortization Date, on each Settlement Date and (ii) on and after the Amortization Date, on each Settlement Date and on such other additional dates as the Agent may request (which may be each Business Day), the Master Servicer shall distribute the funds set aside or held in trust pursuant to Section 2.2 or 2.3 (as applicable) in the following order of priority:

(a) first, to the payment of the Master Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Master Servicer;
(b) second, to the reimbursement of the Agent’s costs of collection and enforcement of this Agreement;
(c) third, ratably to each Funding Agent, for the benefit of the Purchasers in the related Purchaser Group, to the payment of all accrued and unpaid fees under the Fee Letter, CP Costs and Yield then due and payable;
(d) fourth, (to the extent applicable) to each Funding Agent, for the benefit of the Purchasers in the related Purchaser Group, to be applied to the reduction of the Aggregate Capital then due and payable, and for the benefit of Non-Renewing Committed Purchasers in its Purchaser Group, to be applied to the reduction of Term-out Period Advances then due and payable, ratably in accordance with the respective Percentages;
(e) fifth, for the ratable payment of all other unpaid Obligations; provided, that to the extent such Obligations relate to the payment of the Master Servicer’s costs and expenses, in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, when Seller or one of its Affiliates is then acting as the Master Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations; and
(f) sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.
Collections applied to the payment of the Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Agent, the Funding Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of such priority unless otherwise specified. Each Funding Agent shall distribute amounts received pursuant to this Section 2.4 to the Purchasers and Non-Renewing Committed Purchasers, if any, in its Purchaser Group ratably according to the applicable amounts owed to such Persons.
Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to each applicable Funding Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.6 Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers do not at any time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall determine the amount that must be applied to the reduction of Capital of the Purchaser Interests to eliminate such excess (the “Mandatory Reduction Amount”), and Seller shall pay, from funds available to Seller under Sections 2.2 and 2.3, to each of the Funding Agents, not later than the next Business Day, its Purchaser Group’s respective Percentage of the Mandatory Reduction Amount for distribution to the Purchasers in such Purchaser Group ratably in accordance with their respective amounts of Capital outstanding.
Section 2.7 Clean-Up Call. In addition to Seller’s rights pursuant to Section 1.3, the Master Servicer shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the Purchase Limit on the date of this Agreement, to purchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser, any Funding Agent or the Agent.
Section 2.8 Payments During the Term-Out Period. Notwithstanding anything herein to the contrary, all payments in respect of Capital hereunder during the Term-out Period to any Non-Renewing Committed Purchaser shall be made to such Non-Renewing Committed Purchaser’s Term-out Period Account.
ARTICLE III
CONDUIT FUNDING
Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest funded by any Conduit for each day that any Capital in respect of such Purchaser Interest is outstanding; provided, that, the Capital associated with any Purchaser Interest, portion thereof or undivided interest therein which is being funded by one or more Committed Purchasers in such Conduit’s Purchaser Group pursuant to a Funding Agreement shall accrue Yield pursuant to Article IV. Capital funded by a Conduit substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share such Capital represents in relation to all assets held by such Conduit and funded substantially with related Pooled Commercial Paper.
Section 3.2 CP Costs Payments. On each Settlement Date, Seller shall pay to each Funding Agent (for the benefit each Conduit in its Purchaser Group) an aggregate amount equal to all accrued and unpaid CP Costs in respect of all Capital associated with each Purchaser Interest of such Conduit owing to it for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3 Calculation of CP Costs. On or before the fifth (5th) Business Day immediately preceding each Settlement Date, each Conduit (or the applicable Funding Agent on behalf of such Conduit) shall calculate the aggregate amount of CP Costs owing to it for the applicable Accrual Period and shall notify Seller of such aggregate amount. Such aggregate amount shall be calculated in respect of each Conduit using an estimate of the CP Costs, if necessary, for the remaining days in such Accrual Period, provided, that such aggregate amount shall be adjusted as follows: if the Funding Agent for such Conduit shall have used an estimate of CP Costs with respect to the preceding Accrual Period, such Funding Agent shall compute the actual aggregate CP Costs of such Conduit for such preceding Accrual Period and (i) if the actual aggregate CP Costs of such Conduit so computed are greater than the estimated aggregate CP Costs calculated for such preceding Accrual Period, the aggregate CP Costs for such Conduit calculated pursuant to the preceding sentence for the current Accrual Period shall be increased by the amount of such difference, and (ii) if the actual aggregate CP Costs of such Conduit so computed are less than the estimated aggregate CP Costs for such preceding Accrual Period, the aggregate CP Costs for such Conduit calculated pursuant to the preceding sentence for the current Accrual Period shall be decreased by the amount of such difference or, on the date the Aggregate Unpaids are paid in full by the Seller, to the extent the Aggregate Unpaids are not calculated taking into account the amount of such difference, the amount of such difference shall be promptly paid to the Seller.
ARTICLE IV
COMMITTED PURCHASER FUNDING
Section 4.1 Committed Purchaser Funding. The Capital associated with each Purchaser Interest funded by a Committed Purchaser shall accrue Yield for each day during each Tranche Period at either the LIBO Rate or the Base Rate in accordance with the terms and conditions hereof. Each Term-out Period Advance shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Base Rate in accordance with the terms hereof. Until Seller gives notice to the Funding Agent of such Committed Purchaser of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any interest in the Purchaser Interest transferred to any Committed Purchaser by a Conduit in its Purchaser Group pursuant to the terms and conditions hereof shall be the Base Rate. If a Committed Purchaser acquires by assignment from a Conduit in its Purchaser Group any interest in the Purchaser Interest pursuant to a Funding Agreement, each interest in the Purchaser Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.
Section 4.2 Yield Payments. On the Settlement Date for each Purchaser Interest of the Committed Purchasers and each Term-out Advance of a Non-Renewing Committed Purchaser, Seller shall pay to each Funding Agent (for the benefit of the Committed Purchasers and Non-Renewing Committed Purchasers, if any, in its Purchaser Group) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such portion of Capital and Term-out Period Advance in accordance with Article II.
Section 4.3 Selection and Continuation of Tranche Periods.
(a) With consultation from (and approval by) the applicable Funding Agent, Seller shall from time to time request Tranche Periods for the Capital funded by the Committed Purchasers in such Funding Agent’s Purchaser Group and the Term-out Period Advances of the Non-Renewing Committed Purchasers in such Funding Agent’s Purchaser Group; provided, that if at any time the Committed Purchasers shall have a Purchaser Interest or a Term-out Period Advance, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.

(b) Seller or the applicable Funding Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest or Term-out Period Advance, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest or Term-out Period Advance funded by the Committed Purchasers and Non-Renewing Committed Purchasers in the same Purchaser Group into multiple Purchaser Interests or Term-out Period Advances, (ii) combine any such Purchaser Interest or Term-out Period Advance with one or more other Purchaser Interests or Term-out Period Advances of a Committed Purchaser or Non-Renewing Committed Purchaser in the same Purchaser Group that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest or Term-out Period Advance with one or more other Purchaser Interests or Term-out Period Advances which either have a Terminating Tranche ending on such day or are newly created on such day; provided, that in no event may a Purchaser Interest of any Conduit be combined with a Purchaser Interest of any Committed Purchaser.
Section 4.4 Committed Purchaser Discount Rates. Seller may select the LIBO Rate or the Base Rate for each Purchaser Interest of the Committed Purchaser in each Purchaser Group and each Term-out Period Advance. Seller shall by 11:00 a.m. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Base Rate is being requested as a new Discount Rate, give the related Funding Agent irrevocable notice of the new Discount Rate requested for the Purchaser Interest or the Term-out Period Advance associated with such Terminating Tranche. Until Seller gives notice to the related Funding Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Committed Purchasers in its Purchaser Group pursuant to the terms and conditions hereof shall be the Base Rate.
Section 4.5 Suspension of the LIBO Rate.
(a) If any Committed Purchaser notifies the related Funding Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Committed Purchasers or its Term-out Period Advances at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests or Term-out Period Advances at the LIBO Rate are not available or (ii) the LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest or Term-out Period Advance at the LIBO Rate, then such Funding Agent shall suspend the availability of the LIBO Rate and require Seller to select the Base Rate for any Purchaser Interest of the Committed Purchasers in its Purchaser Group or Term-out Period Advance accruing Yield at the LIBO Rate.

(b) If less than all of the Committed Purchasers give a notice to their related Funding Agents pursuant to Section 4.5(a), each Committed Purchaser which gave such a notice shall be obliged, at the request of the Seller or the Agent, to assign all of its rights and obligations hereunder to (i) another Committed Purchaser in its Purchaser Group or (ii) another Committed Purchaser nominated by the Seller or the Agent that is acceptable to the related Funding Agent and Conduits and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Committed Purchaser; provided, that (i) the notifying Committed Purchaser receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Committed Purchaser’s Pro Rata Share of the Capital, principal amount of Term-out Period Advances and Yield owing to all of the Committed Purchasers in its Purchaser Group and all accruing but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Committed Purchasers in its Purchaser Group or its Term-out Period Advances, and (ii) the replacement Committed Purchaser otherwise satisfies the requirements of Section 12.1(b).
Section 4.6 Term-Out Period Accounts. Earnings on any Eligible Investment in a Committed Purchaser’s Term-out Period Account shall be applied to offset the Yield payable to such Committed Purchaser any date upon which Yield is payable to such Committed Purchaser hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1 Representations and Warranties of the Seller Parties. Each Seller Party hereby represents and warrants to the Agent, the Funding Agents and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:
(a) Corporate Existence and Power. Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.
(c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the knowledge of such Seller Party’s officers, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.
(f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent, the Funding Agents or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby, taken as a whole, is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent, the Funding Agents or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(h) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security of any other Person in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
(i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership interest or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.
(k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number is correctly set forth on Exhibit III. Such Seller Party has not, within a period of one year prior to the date hereof, (i) changed the location of its principal place of business or chief executive office or its organizational structure, (ii) changed its legal name, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), or (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person. Such Seller Party has not changed its jurisdiction of organization since the date of this Agreement. Seller is a Nevada corporation and is a “registered organization” (within the meaning of Section 9-102 of the UCC as in effect in the State of Nevada).
(l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.
(m) Material Adverse Effect. (i) The initial Master Servicer represents and warrants that since September 30, 2009, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Master Servicer and its Subsidiaries or the ability of the initial Master Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n) Names. Since its incorporation in September 2001, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.
(o) Ownership of Seller. Ralcorp owns, directly or indirectly, 100% of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.
(p) Not an Investment Company. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(q) Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
(r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).
(s) Payments to Originators. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.
(v) Net Receivables Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.
(w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the analysis of the transactions described in the Receivables Sale Agreement as true sales, as set forth in the opinion to be delivered on behalf of the Originators as described on Schedule C hereto. Such Seller Party treats the transactions contemplated by the Receivables Sale Agreement as sales and/or capital contributions, for all purposes, including, without limitation, accounting purposes, notwithstanding the fact that the consolidated financial statements of Ralcorp and the Seller are prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers shall be reflected as a financing in the consolidated financial statements of Ralcorp and its Subsidiaries, and (i) such Seller Party has made appropriate notations in any such consolidated financial statements (or in the accompanying notes) to indicate that the Seller is a separate legal entity from Ralcorp and to indicate that the assets and credit of the Seller are not available to satisfy the debts and obligations of Ralcorp and (ii) the assets of Seller are listed separately from the assets of the Seller or Ralcorp on any balance sheet of Ralcorp prepared on a standalone basis.
(x) No Amortization Event. No event has occurred and is continuing that constitutes an Amortization Event or a Potential Amortization Event.
(y) Solvency. After giving effect to the sale or contribution of Receivables and the Incremental Purchase and Reinvestments, as applicable, to be made on such date and to the application of the proceeds therefrom, Seller (i) is not “insolvent” (as such term is defined in the Federal Bankruptcy Code), (ii) is able to pay its debts as they become due and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it reasonably expects to engage.
(z) Subsidiaries; Business. In the case of the Seller, (i) it has no Subsidiaries, (ii) since its formation, it has conducted no business other than entering into and performing its obligations under (A) the Existing Agreement and other activities incidental thereto or in connection therewith and (B) the Transaction Documents to which it is a party and such other activities incidental to the foregoing.
Section 5.2 Committed Purchaser Representations and Warranties. Each Committed Purchaser hereby represents and warrants to the Funding Agent and Conduits in its Purchaser Group and the Agent that:
(a) Existence and Power. Such Committed Purchaser is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by such Committed Purchaser of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Committed Purchaser.
(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Committed Purchaser of this Agreement and the performance of its obligations hereunder.
(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Committed Purchaser enforceable against such Committed Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
ARTICLE VI
CONDITIONS OF PURCHASES
Section 6.1 Conditions Precedent to Amendment and Restatement. The effectiveness of the amendment and restatement evidenced hereby is subject to the conditions precedent that (a) each Funding Agent shall have received on or before the date hereof those documents listed on Schedule C and (b) the Agent, each Funding Agent and each Purchaser shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.
Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (i) the Master Servicer shall have delivered to the Agent and each Funding Agent on or prior to the date of such purchase, in form and substance satisfactory to the Agent and each Funding Agent, all Monthly Reports as and when due under Section 8.5 and (ii) upon the request of the Agent or any Funding Agent, the Master Servicer shall have delivered to the Agent and each Funding Agent at least three (3) days prior to such purchase or Reinvestment an interim Monthly Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Agent and each Funding Agent shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;
(ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and
(iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.
It is expressly understood that each Reinvestment shall, unless otherwise directed by the applicable Funding Agent or any Purchaser, occur automatically on each day that the Master Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Funding Agents, which right may be exercised at any time on demand of the Funding Agents, acting together, to rescind the related purchase and direct Seller to pay to each Funding Agent for the benefit of the Purchasers in its Purchaser Group an amount equal to such Purchaser Group’s Percentage of the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.
ARTICLE VII
COVENANTS
Section 7.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:
(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent and the Funding Agents:
(i) Annual Reporting. As soon as practicable and in any event within ninety-five (95) days after the close of each of such Seller Party’s Fiscal Years, (A) the financial statements for Ralcorp and its consolidated subsidiaries described in Section 4.1(a)(i) of the Receivables Sale Agreement, and (B) comparable unaudited stand-alone financial statements for the Seller certified by an Authorized Officer of Seller and prepared in accordance with GAAP; provided, however, that such information shall be deemed to have been furnished to the Agent and the Funding Agents if such information is publicly available through EDGAR within such period.

(ii) Quarterly Reporting. As soon as practicable and in any event within fifty (50) days after the close of the first three Fiscal Quarters of each of such Seller Party’s Fiscal Years: (A) the certified financial statements of Ralcorp and its Subsidiaries referenced in Section 4.1(a)(ii) of the Receivables Sale Agreement, and (B) comparable stand-alone financial statements for the Seller for the period from the beginning of such Fiscal Year to the end of such quarter, prepared in accordance with GAAP and certified by an Authorized Officer of Seller; provided, however, that such information shall be deemed to have been furnished to the Agent and the Funding Agents if such information is publicly available through EDGAR within such period.
(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Seller Party copies of all financial statements, reports and proxy statements so furnished, except for internal communications among Ralcorp and its Subsidiaries; provided, however, that such information shall be deemed to have been furnished to the Agent and the Funding Agents if such information is publicly available through EDGAR.
(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Originator or any of its Subsidiaries files with the Securities and Exchange Commission, except registration statements on Form S-8; provided, however, that such information shall be deemed to have been furnished to the Agent and the Funding Agents if such information is publicly available through EDGAR.
(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent, copies of the same.
(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the consent of the Funding Agents thereto.
(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as any Funding Agent may from time to time reasonably request in order to protect the interests of the Agent, the Funding Agents and the Purchasers under or as contemplated by this Agreement.

(b) Notices. Such Seller Party will notify the Agent and the Funding Agents in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.
(ii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(iii) Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.
(iv) Appointment of Independent Director. The decision to appoint a new director of the Seller as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”
(v) Credit Agreement. Any amendment, restatement, waiver of the occurrence of an “Event of Default” under, or replacement of the Ralcorp Credit Agreement, together with a copy of the same.
(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.
(d) Audits. Such Seller Party will furnish to the Agent and the Funding Agents from time to time such information with respect to it and the Receivables as the Agent or any Funding Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent and its respective agents or representatives (and shall cause each Originator to permit the Agent and its respective agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of

Seller or the Master Servicer having knowledge of such matters (each, a “Review”); provided, however, that, so long as no Amortization Event has occurred and is continuing, the Seller Parties shall only be responsible for the costs and expenses of one such Review, which shall include any two Originators, in any one calendar year unless the first such Review in such calendar year is reasonably deemed unsatisfactory by the Agent.
(e) Keeping and Marking of Records and Books.
(i) The Master Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Master Servicer will (and will cause each Originator to) give the Agent and the Funding Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(ii) Such Seller Party will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests and (B) upon the request of the Agent upon the occurrence and during the continuation of an Amortization Event or Potential Amortization Event: (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.
(f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause each Originator to) timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
(g) Performance and Enforcement of Receivables Sale Agreement and Performance Undertaking. Seller will, and will require each Originator to, perform each of its respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Funding Agents, on behalf of the Purchasers, as Seller’s assignees) under the Receivables Sale Agreement and the Performance Undertaking as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement or the Performance Undertaking.

(h) Ownership. Seller will (or will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions, with or, to the fullest extent permitted by applicable law, without Seller’ signature, to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent or any Funding Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).
(i) Purchasers’ Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Originators. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent, any Funding Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of each Originator and any Affiliates thereof and not just a division of an Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:
(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);
(B) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of an Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and such Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and such Originator or such Affiliate, as applicable;

(C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of an Originator, Seller shall lease such office at a fair market rent;
(D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;
(E) conduct all transactions with each Originator and the Master Servicer (including, without limitation, any delegation of its obligations hereunder as Master Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and such Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
(F) at all times have a Board of Directors consisting of at least three members, at least one member of which is an Independent Director;
(G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);
(H) maintain Seller’s books and records separate from those of each Originator and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of an Originator and any Affiliate thereof;
(I) prepare its financial statements separately from those of each Originator and insure that any consolidated financial statements of any Originator or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;
(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of any Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;
(K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by an Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the applicable Originator thereunder for the purchase of Receivables from such Originator under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;
(M) maintain its corporate charter in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement; and (2) its corporate charter, at all times that this Agreement is in effect, (x) contains a definition of “Independent Director” identical to the definition of such term contained herein and (y) provides for not less than ten (10) days’ prior written notice to the secured creditors of the Seller of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Seller certify that the designated Person satisfied the criteria set forth in the definition herein of “Independent Director” and such creditors’ written acknowledgement that in their reasonable judgment the designated Person satisfies the criteria set forth in the definition herein of “Independent Director;”
(N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;
(O) maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

(P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and
(Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Bryan Cave LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.
(j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) except as set forth herein, each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. Notwithstanding the foregoing, as soon as practicable after the date hereof but not later than January 4, 2011 and at all times thereafter, such Seller Party will cause Lock-Box #24625 and Account #811107879 maintained by Post Foods, LLC at JPMorgan Chase Bank, N.A. to be subject to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent, the Funding Agents and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.
(k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent, any Funding Agent or any Purchaser.
(l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment. The Agent, for the benefit of the Purchasers, shall be named as an additional insured with respect to all such liability insurance maintained by Seller. Seller will pay or cause to be paid, the premiums therefor and deliver to the Agent evidence satisfactory to the Agent and the Funding Agents of such insurance coverage. Copies of each policy shall be furnished to the Agent, any Funding Agent and any Purchaser in certificated form upon the Agent’s, such Funding Agent’s or such Purchaser’s request. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, Seller’s obligations hereunder.

(m) Payment to Applicable Originator. With respect to any Receivable purchased by Seller from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.
Section 7.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:
(a) Name Change, Offices and Records. Such Seller Party shall not change its name, jurisdiction of organization, identity or corporate structure (within the meaning of Sections 9-503 and/or 9-507 of the UCC of all applicable jurisdictions), become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC of all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of the UCC of all applicable jurisdictions) or relocate its chief executive office, principal place of business or any office where Records are kept unless it shall have: (i) given the Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents reasonably requested by the Agent or any Funding Agent in connection with such change, event or relocation.
(b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Master Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.
(c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Master Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, upon or with respect to any Term-out Period Advance Account or any amounts from time to time on deposit therein or credited thereto, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.
(e) Net Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.
(f) Termination Date Determination. Seller will not designate the “Termination Date” (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agent and the Funding Agents, except with respect to the occurrence of such “Termination Date” (as defined in the Receivables Sale Agreement) arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.
(g) Restricted Junior Payments. From and after the occurrence of any Amortization Event or Potential Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).
ARTICLE VIII
ADMINISTRATION AND COLLECTION
Section 8.1 Designation of Master Servicer.
(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Master Servicer”) so designated from time to time in accordance with this Section 8.1. Ralcorp is hereby designated as, and hereby agrees to perform the duties and obligations of, the Master Servicer pursuant to the terms of this Agreement. At any time following the occurrence and during the continuation of an Amortization Event or Potential Amortization Event, the Agent may, and shall at the direction of the Required Funding Agents, designate as Master Servicer any Person to succeed Ralcorp or any successor Master Servicer.
(b) Ralcorp may delegate, and Ralcorp hereby advises the Purchasers and the Agent that it has delegated, to the other Originators, as sub-servicers of the Master Servicer (the Originators in such capacity, “Permitted Sub-Servicers”), certain of its duties and responsibilities as Master Servicer hereunder in respect of the Receivables originated by such Originator. Without the prior written consent of the Agent and the Required Funding Agents, Ralcorp shall not be permitted to delegate any of its duties or responsibilities as Master Servicer to any Person other than (i) the other Originators, and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. No Permitted Sub-Servicer shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Master Servicer delegated to it by Ralcorp. If at any time following the occurrence of an Amortization Event the Agent shall, in accordance with the foregoing clause (a), designate as Master Servicer any Person other than Ralcorp, all duties and responsibilities theretofore delegated by Ralcorp to the Permitted Sub-Servicers may, at the discretion of the Agent (with the consent of the Required Funding Agents), be terminated forthwith on notice given by the Agent to Ralcorp and to Seller.
(c) Notwithstanding the foregoing subsection (b), (i) Ralcorp shall be and remain primarily liable to the Agent, the Funding Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Master Servicer hereunder and (ii) the Agent, the Funding Agents and the Purchasers shall be entitled to deal exclusively with Ralcorp in matters relating to the discharge by the Master Servicer of its duties and responsibilities hereunder. None of the Agent, the Funding Agents or the Purchasers shall be required to give notice, demand or other communication to any Person other than the Master Servicer in order for communication to the Master Servicer and its Permitted Sub-Servicers or other delegate with respect thereto to be accomplished. Ralcorp, at all times that it is the Master Servicer, shall be responsible for providing the Permitted Sub-Servicers or other delegates of the Master Servicer with any notice given to the Master Servicer under this Agreement.
Section 8.2 Duties of Master Servicer.
(a) The Master Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.
(b) The Master Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. Except as otherwise provided in Section 7.1(j) of this Agreement, the Master Servicer shall cause each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Master Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Master Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may, and shall upon the direction of the Required Funding Agents, request that the Master Servicer, and the Master Servicer thereupon promptly shall, instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Master Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.
(c) The Master Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Master Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Master Servicer shall, upon the request of the Agent or any Funding Agent, segregate, in a manner acceptable to the Agent and the Funding Agents, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Master Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Master Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Master Servicer shall segregate and deposit with a bank designated by the Agent (with the consent of the Required Funding Agents) such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Master Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.
(d) The Master Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Master Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent, the Funding Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Agent shall have the absolute and unlimited right (with the consent of the Required Funding Agents) to direct the Master Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.
(e) The Master Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Master Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Master Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.
(f) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
Section 8.3 Collection Notices. The Agent is authorized at any time after the occurrence and during the continuation of an Amortization Event (with the consent of the Required Funding Agents), to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled after the occurrence of an Amortization Event (with the consent of the Required Funding Agents) to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent, the Funding Agent and the Purchasers of their rights hereunder shall not release the Master Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.
Section 8.5 Reports. The Master Servicer shall prepare and forward to the Agent and the Funding Agents (i) on the 24th day of each month or if any such date is not a Business Day, on the next succeeding Business Day thereafter (each such date, a “Monthly Reporting Date”)) and at such times as the Agent shall request, a Monthly Report and (ii) at such times as the Agent or any Funding Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.
Section 8.6 Servicing Fees. In consideration of Ralcorp’s agreement to act as Master Servicer hereunder, the Purchasers hereby agree that, so long as Ralcorp shall continue to perform as Master Servicer hereunder, Seller shall pay over to Ralcorp, a fee (the “Servicing Fee”) on the first calendar day of each month, in arrears for the immediately preceding month, equal to 0.325% of aggregate new Receivables (i.e., gross sales) during such period, as compensation for its servicing activities.
ARTICLE IX
AMORTIZATION EVENTS
Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:
(a) Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for three (3) consecutive Business Days.
(b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided, that, the materiality threshold in this Section 9.1(b) shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.
(c) (i) Failure of the Master Servicer to pay any Indebtedness when due in excess of $35,000,000 in principal amount (“Material Indebtedness”); or the default by the Master Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Master Servicer shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or (ii) Failure of Seller to pay any Indebtedness when due in an aggregate principal amount of $10,750 or more; or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in an aggregate principal amount of $10,750 or more was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of Seller in an aggregate principal amount of $10,750 or more shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or (iii) Failure of Ralcorp to observe any covenant contained in Section 6.17 of the Ralcorp Credit Agreement as in effect on the date hereof without regard to any amendment or modification thereto or restatement thereof unless the Funding Agents shall have consented in writing to such amendment, modification or restatement.
(d) (i) Any Seller Party or Material Originator shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party or any Material Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) any Seller Party or any Material Originator shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).
(e) Seller shall fail to comply with the terms of Section 2.6 hereof.
(f) As at the end of any calendar month:
(i) the 3-month rolling average of the Delinquency Ratio shall exceed 6.0%;
(ii) the 3-month rolling average of the Default Ratio shall exceed 1.50%; or
(iii) the 3-month rolling average of the Dilution Ratio shall exceed 15.0%.
(g) A Change of Control shall occur with respect to either Seller or the Master Servicer.
(h) (i) One or more final judgments for the payment of money shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $35,000,000, individually or in the aggregate, shall be entered against the Master Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(i) The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.
(j) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.
(k) Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.
(l) Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the Agent in accordance with Section 7.1(b)(iv) of this Agreement or without the written acknowledgement by the Agent that such Person conforms, to the satisfaction of the Agent, with the criteria set forth in the definition herein of “Independent Director.”
Section 9.2 Remedies.
(a) Upon the occurrence and during the continuation of an Amortization Event, any Funding Agent or, solely in the use of clause (i) hereof, the Agent, may take any of the following actions: (i) replace the Person then acting as Master Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, if requested by any Funding Agent, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent, the Funding Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

(b) Upon the occurrence of the Amortization Date, each Committed Purchaser that has outstanding Term-out Period Advances may apply all amounts on deposit in the related Term-out Period Account to repay such Term-out Period Advances, together with all accrued and unpaid Yield thereon.
ARTICLE X
INDEMNIFICATION
Section 10.1 Indemnities by The Seller Parties. Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent, each Funding Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages (excluding consequential and special damages), losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent, such Funding Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Master Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or reasonably incurred by any of them arising out of the Master Servicer’s activities as Master Servicer hereunder, excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):
(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;
provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Agent, the Funding Agents and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Master Servicer) relating to or resulting from:

(i) any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
(ii) the failure by Seller, the Master Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii) any failure of Seller, the Master Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(vi) the commingling of Collections of Receivables at any time with other funds;
(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Master Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix) any Amortization Event described in Section 9.1(d);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of, any Receivable and the Related Security and Collections with respect thereto from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to such Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xi) any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);
(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;
(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Agent, the Funding Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;
(xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and
(xv) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.
Section 10.2 Increased Cost and Reduced Return.
(a) If any Regulatory Change (i) subjects any Purchaser or any Funding Source to any charge or withholding on or with respect to any Funding Agreement or this Agreement or a Purchaser’s or Funding Source’s obligations under a Funding Agreement or this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or any Funding Source of any amounts payable under any Funding Agreement or this Agreement (except for changes in the rate of tax on the overall net income of a Purchaser or Funding Source or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Funding Source or a Purchaser, or credit extended by a Funding Source or a Purchaser pursuant to a Funding Agreement or this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Funding

Source or a Purchaser of performing its obligations under a Funding Agreement or this Agreement, or to reduce the rate of return on a Funding Source’s or Purchaser’s capital as a consequence of its obligations under a Funding Agreement or this Agreement, or to reduce the amount of any sum received or receivable by a Funding Source or a Purchaser under a Funding Agreement or this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Administrative Agent, Seller shall pay to the Administrative Agent, for the benefit of the relevant Funding Source or Purchaser, such amounts charged to such Funding Source or Purchaser or such amounts to otherwise compensate such Funding Source or such Purchaser for such increased cost or such reduction. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) the compliance, whether commenced prior to or after the date hereof, by any Liquidity Provider or Lender with either (x) the requirements of the final rule titled “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues”, adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”), or any existing or future guidance, interpretations or directives from the U.S. bank regulatory agencies relating to the FAS 166/167 Capital Guidelines (whether or not having the force of law), or any rules or regulations promulgated in connection therewith by any U.S. bank regulatory agency or (y) the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations, rules, guidelines or directives issued or promulgated thereunder or in connection therewith.
(b) A certificate of the applicable Purchaser or Funding Source setting forth the amount or amounts necessary to compensate such Purchaser or Funding Source pursuant to paragraph (a) of this Section 10.2 shall be delivered to the Seller and shall be conclusive absent manifest error.
(c) If any Purchaser or any Funding Source has or anticipates having any claim for compensation from the Seller pursuant to clause (iii) of the definition of Regulatory Change appearing in paragraph (a) of this Section 10.2, and such Purchaser or Funding Source believes that having the facility publicly rated by one credit rating agency would reduce the amount of such compensation by an amount deemed by such Purchaser or Funding Source to be material, such Purchaser or Funding Source shall provide written notice to the Seller and the Servicer (a “Ratings Request”) that such Purchaser or Funding Source intends to request a public rating of the facility from one credit rating agency selected by such Purchaser or Funding Source and reasonably acceptable to the Seller, of at least A (the “Required Rating”). The Seller and the Servicer agree that they shall cooperate with such Purchaser’s or Funding Source’s efforts to obtain the Required Rating, and shall provide the applicable credit rating agency (either directly or through distribution to the Administrative Agent, Purchaser or Funding Source), any information requested by such credit rating agency for purposes of providing and monitoring the Required Rating. The Purchasers shall pay the initial fees payable to the credit rating agency for providing the rating and all ongoing fees payable to the credit rating agency for their continued monitoring of the rating and all legal fees of counsel to the Agent or the Purchasers in connection with obtaining or maintaining the rating. Nothing in this Section 10.2(c) shall preclude any Purchaser or Funding Source from demanding compensation from the Seller pursuant to Section 10.2(a) hereof at any time and without regard to whether the Required Rating shall have been obtained, or shall require any Purchaser or Funding Source to obtain any rating on the facility prior to demanding any such compensation from the Seller.
Section 10.3 Other Costs and Expenses. Subject to any limitations which may be agreed between Seller, the Funding Agents and the Agent in writing, Seller shall pay to the Agent and each Funding Agent on demand all costs and out-of-pocket expenses incurred by it or, in the case of a Funding Agent, the Purchasers in its Purchaser Group, in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of any Conduit’s auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel (which such counsel may be employees of the Agent, such Funding Agent or any Purchaser) with respect thereto and with respect to advising the Agent, such Funding Agent or any such Purchaser as to its rights and remedies under this Agreement. Seller shall pay to the Agent and each Funding Agent on demand any and all costs and expenses incurred by it or, in the case of a Funding Agent, the Purchasers in its Purchaser Group, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.
ARTICLE XI
THE AGENT AND FUNDING AGENTS
Section 11.1 Authorization and Action. Each Purchaser hereby designates and appoints its related Funding Agent and the Agent to act as its agent hereunder and under each other Transaction Document, and authorizes its related Funding Agent and the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Funding Agent or the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns. In performing their functions and duties hereunder, the Funding Agents shall act solely as the agent for the respective Conduits and Committed Purchasers in the related Purchaser Group and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the other Purchasers, Seller, the Master Servicer, any Originator, any Affiliate thereof or any of their respective successors and assigns. Neither the Agent nor any Funding Agent shall be required to take any action that exposes the Agent or such Funding Agent to personal liability or that is contrary to this

Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent and the Funding Agents hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Agent to (i) file each of the UCC financing or continuation statements (and amendments thereto and assignments or terminations thereof) and (ii) execute each of the Collection Account Agreements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).
Section 11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 11.3 Exculpatory Provisions. Neither the Agent nor any Funding Agent nor any of their respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith, (iii) under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties, or (iv) deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent or such Funding Agent, as applicable, has received notice from Seller or a Purchaser.
Section 11.4 Reliance by Funding Agents and Agent. Each of the Agent and each Funding Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent or such Funding Agent. Each of the Agent and each Funding Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Funding Agent or all of the Purchasers, as applicable, in the case of the Agent, or the Purchasers in its Purchaser Group, in the case of such Funding Agent, as it deems appropriate and it shall first be indemnified to its satisfaction by the Funding Agents, in the case of the Agent, or its related Purchasers, in the case of such Funding Agent, provided, that unless and until the Agent or such Funding Agent shall have received such advice, the Agent or such Funding Agent, as applicable, may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers or as such Funding Agent shall deem advisable and in the best interests of the Purchasers in its Purchaser Group. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Funding Agents or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers. Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of any Purchaser in its Purchaser Group and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers in its Purchaser Group.
Section 11.5 Non-Reliance on Agent, Funding Agents and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent, nor any Funding Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any Funding Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent or any Funding Agent. Each Purchaser represents and warrants to the Agent and the Funding Agents that it has and will, independently and without reliance upon the Agent, any Funding Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.
Section 11.6 Reimbursement and Indemnification. Each Funding Agent agrees to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to its Purchaser Group’s Percentage, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents. Each Committed Purchaser agrees to reimburse and indemnify its related Funding Agent and its officers, directors, employees, representatives and agents ratably according to its Pro Rata Share, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which such Funding Agent, acting in its capacity as Funding Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by such Funding Agent, in its capacity as Funding Agent and acting on behalf of the Purchasers in its Purchaser Group, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.
Section 11.7 Agent and Funding Agents in their Individual Capacities. Each Funding Agent and the Agent and their respective Affiliates may engage make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though such Funding Agent or the Agent, as applicable, were not the Agent or Funding Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, each Funding Agent and the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not a Funding Agent or the Agent, as applicable, and the terms “Funding Agent” (in respect of the Agent), “Committed Purchaser,” “Purchaser,” “Committed Purchasers” and “Purchasers” shall include such Funding Agent or the Agent, as applicable, in its individual capacity.

Section 11.8 Successor Agent and Funding Agents. The Agent and each Funding Agent may, upon five (5) days’ notice to each Purchaser and each other party hereto, resign as Agent or Funding Agent, as applicable; provided, that any such resignation shall not be effective until the earlier of (x) the date on which a successor Agent or Funding Agent, as applicable, shall have been appointed pursuant hereto and (y) thirty (30) days after the date of such notice. If any such party shall resign as Agent or Funding Agent under this Agreement, then, in the case of the Agent, the Required Funding Agents and in the case of any Funding Agent, its related Conduits, during such five-day period shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent or applicable Funding Agent and references herein to the Agent or such Funding Agent shall mean such successor agent, effective upon its appointment; and such former Agent’s or Funding Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Agent or Funding Agent or any of the parties to this Agreement on the date described in the first sentence of this Section 11.8. After the effectiveness of any retiring Agent’s or Funding Agent’s resignation hereunder as Agent, the retiring Agent or Funding Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent or Funding Agent under this Agreement and under the other Transaction Documents.
ARTICLE XII
ASSIGNMENTS; PARTICIPATIONS
Section 12.1 Assignments.
(a) Seller and each Committed Purchaser hereby agree and consent to the complete or partial assignment by each Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement (i) to a Funding Source pursuant to a Funding Agreement, (ii) to any other issuer of Commercial Paper sponsored or administered by the Funding Agent of such Conduit’s Purchaser Group and with a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. or (iii) to any other Person; provided, that, prior to the occurrence of an Amortization Event, such Conduit may not make any such assignment pursuant to this clause (iii), except in the event that the circumstances described in Section 12.1(c) occur, without the consent of Seller (which consent shall not be unreasonably withheld or delayed), and upon such assignment, such Conduit shall be released from its obligations so assigned. Further, Seller and each Committed Purchaser hereby agree that any assignee of any Conduit of this Agreement or all or any of the Purchaser Interests of such Conduit shall have all of the rights and benefits under this Agreement as if the term “Conduit” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of such Conduit hereunder. Neither Seller nor the Master Servicer shall have the right to assign its rights or obligations under this Agreement.

(b) Any Committed Purchaser may at any time and from time to time assign to one or more Persons (each a “Purchasing Committed Purchaser” and collectively, the “Purchasing Committed Purchasers”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (an “Assignment Agreement”) executed by such Purchasing Committed Purchaser and such selling Committed Purchaser. The consent of its related Conduits shall be required prior to the effectiveness of any such assignment. Except for an assignment pursuant to Section 12.1(c), unless an Amortization Event shall have occurred and be continuing, the consent of Seller (which consent shall not be unreasonably withheld or delayed) shall also be required prior to the effectiveness of any such assignment. Each assignee of a Committed Purchaser must (i) have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. and (ii) agree to deliver to the Agent and the related Funding Agent, promptly following any request therefor by the applicable Funding Agent or any related Conduit, an enforceability opinion in form and substance satisfactory to such Funding Agent and its related Conduits. Upon delivery of the executed Assignment Agreement to such Funding Agent, such selling Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party to this Agreement and shall have all the rights and obligations of a Committed Purchaser under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers, the Funding Agents or the Agent shall be required.
(c) Each of the Committed Purchasers agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. (an “Affected Committed Purchaser”), such Affected Committed Purchaser shall be obliged, at the request of any Conduit or the Funding Agent of its Purchaser Group, to assign all of its rights and obligations hereunder to (x) another Committed Purchaser or (y) another funding entity nominated by such Funding Agent and acceptable to its related Conduits, and willing to participate in this Agreement through the Facility Termination Date in the place of such Affected Committed Purchaser; provided, that the Affected Committed Purchaser receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Committed Purchaser’s Pro Rata Share of its Purchaser Group’s Percentage of the Aggregate Capital, Term-out Period Advances and Yield owing to the Committed Purchasers and all accrued but unpaid fees and other costs and expenses payable in respect of such Pro Rata Share or its Term-out Period Advances.
Section 12.2 Participations. Any Committed Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Committed Purchasers in its Purchaser Group or any other interest of such Committed Purchaser hereunder. Notwithstanding any such sale by a Committed Purchaser of a participating interest to a Participant, such Committed Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Committed Purchaser shall remain solely responsible for the performance of its obligations hereunder, and Seller, the Purchasers, the Funding Agents and the Agent shall continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. Each Committed Purchaser agrees that any agreement between such Committed Purchaser and any such Participant in respect of such participating interest shall not restrict such Committed Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

Section 12.3 Federal Reserve. Any Committed Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Committed Purchaser to a Federal Reserve Bank, and the foregoing provisions of this Article XII shall not apply to any such pledge or grant of a security interest; provided, that no such pledge or grant of a security interest shall release a Committed Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Committed Purchaser as a party hereto.
ARTICLE XIII
[INTENTIONALLY DELETED]
ARTICLE XIV
MISCELLANEOUS
Section 14.1 Waivers and Amendments.
(a) No failure or delay on the part of the Agent, any Funding Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). Seller and the Agent, at the direction of the Required Funding Agents, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:
(i) without the consent of each affected Purchaser, (A) extend the applicable Liquidity Termination Date, the Facility Termination Date or the date of any payment or deposit of Collections by Seller or the Master Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs) payable to such Purchaser, (C) reduce any fee payable to the Agent or any Funding Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser or Term-out Period Advances of any Committed Purchaser, any Committed Purchaser’s Pro Rata Share or any Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of Required Funding Agents or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Combined Reserve Percentage,” “Dilution Reserve Ratio” or “Net Receivables Balance” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses;

(ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent; or
(iii) without the written consent of the affected Funding Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Funding Agent.
Notwithstanding the foregoing, (i) without the consent of the Committed Purchasers, but with the consent of Seller, the Funding Agents may amend this Agreement solely to add additional Persons as Committed Purchasers hereunder and (ii) the Agent, the Required Funding Agents and Conduit may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 or any other provision of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers, the Funding Agents and the Agent.
Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on Schedule B hereto or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes each Funding Agent to effect purchases and Tranche Period and Discount Rate selections in accordance with telephonic notices made by any Person whom such Funding Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to each Funding Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by any Funding Agent, the records of such Funding Agent shall govern absent manifest error.
Section 14.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Ownership Interests of the Purchasers.
(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent or any Funding Agent may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent, the Funding Agents or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Agent (with the consent of the Required Funding Agents) may, or may direct Seller or the Master Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Master Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.
(b) If any Seller Party fails to perform any of its obligations hereunder, the Agent, any Funding Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s, such Funding Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to file, without the signature of any Seller Party, financing statements (together with any continuation statement or amendments thereto) necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.
Section 14.5 Confidentiality.
(a) Each Seller Party shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent, the Funding Agents and the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and its officers and employees may disclose such information to such Seller Party’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Funding Agents or the Purchasers by each other, (ii) by the Agent, the Funding Agents or the Purchasers to any prospective or actual assignee or participant of any of them and (iii) by the related Funding Agent or Committed Purchaser to any nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction) or otherwise, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which such Funding Agent or Committed Purchaser acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers, the Funding Agents and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
Section 14.6 Bankruptcy Petition. Each of Seller, the Master Servicer, the Agent, the each Funding Agent and the Committed Purchasers hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Conduit, it will not institute against, or join any other Person in instituting against, Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
Section 14.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Agent, any Funding Agent or any Purchaser, no claim may be made by any Seller Party or any other Person against the Agent, any Funding Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 14.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.
Section 14.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN

SHALL LIMIT THE RIGHT OF THE AGENT, ANY FUNDING AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT, ANY FUNDING AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT, ANY FUNDING AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.
Section 14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
Section 14.11 Integration; Binding Effect; Survival of Terms.
(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.
Section 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13 Agent Roles; Acknowledgment.
(a) JPMorgan Roles. Each of the Committed Purchasers acknowledges that JPMorgan acts, or may in the future act, (i) as Agent for the Purchasers, (ii) as Funding Agent for one or more Conduits and for the Committed Purchasers in its Purchaser Group, (iii) as issuing and paying agent for the Commercial Paper issued by one or more Conduits, (iv) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper of one or more Conduits and (v) to provide other services from time to time for any of the Purchasers (collectively, the “JPMorgan Roles”). Without limiting the generality of this Section 14.14, each Committed Purchaser hereby acknowledges and consents to any and all JPMorgan Roles and agrees that in connection with any JPMorgan Role, JPMorgan may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as Agent hereunder.
(b) Each of the Purchasers acknowledges that its Funding Agent acts, or may in the future act, (i) as administrative agent for any Conduit or Committed Purchaser, (ii) as issuing and paying agent for the Commercial Paper of any Conduit, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper of any Conduit and (iv) to provide other services from time to time for any Conduit or Committed Purchaser (collectively, the “Funding Agent Roles”). Without limiting the generality of this Section 14.13, each Purchaser hereby acknowledges and consents to any and all Funding Agent Roles of its Funding Agent and agrees that in connection with any Funding Agent Role, such Funding Agent may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for any Conduit, and the giving of notice to the Agent of a mandatory purchase pursuant to an agreement with a Funding Source.
(c) Ralcorp and the Seller hereby acknowledge and agree that any Funding Agent or any affiliate of a Funding Agent may, from time to time (but without any obligation) purchase and hold Commercial Paper issued by any Conduit for its own account, regardless of any difference between the discount or yield on such Commercial Paper and the applicable LIBO Rate.
Section 14.14 Characterization.
(a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser, each Funding Agent and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser, any Funding Agent or the Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

(b) In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
(c) If, notwithstanding the intention of the parties expressed above, any sale or transfer by Seller hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. In the case of any Recharacterization, Seller represents and warrants that each remittance of Collections to the Agent or the Purchasers hereunder will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs and (ii) made in the ordinary course of business or financial affairs.
(d) Seller hereby authorizes the Agent to file a financing statement naming Seller as debtor or seller that describes the collateral as “all assets whether now existing or hereafter arising” or words of similar effect.
Section 14.15 Limited Recourse.
(a) Notwithstanding anything to the contrary contained herein, the obligations of any Conduit under this Agreement are solely the obligations of such Conduit and, in the case of obligations of such Conduit other than Commercial Paper, shall be payable at such time as funds are received by or are available to such Conduit in excess of funds necessary to pay in full all outstanding Commercial Paper of such Conduit and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Federal Bankruptcy Code) of any such party against a Conduit shall be subordinated to the payment in full of all Commercial Paper of such Conduit.
(b) No recourse under any obligation, covenant or agreement of any Conduit contained in this Agreement shall be had against any member, manager, officer, director, employee or agent of such Conduit, the Agent, the Funding Agents or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely an obligation of such Conduit individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, employee or agent of such Conduit, the Agent, the Funding Agents or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Conduit of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such member, manager, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them.

Section 14.16 USA PATRIOT Act. Each Committed Purchaser that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Seller Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Seller Party, which information includes the name and address of the each Seller Party and other information that will allow such Committed Purchaser to identify each Seller Party in accordance with the Act.
Section 14.17 Amendment and Restatement; Consent to Amendment of Receivables Sale Agreement. This Agreement amends, restates and supersedes in its entirety the Existing Agreement and shall not constitute a novation thereof. It is the intent of each of the parties hereto that all references to the Existing Agreement in any Transaction Document to which such party is a party and which becomes or remains effective on or after the date hereof shall be deemed to mean and be references to this Agreement. By its signature hereto, the Agent, each Funding Agent and each Purchaser consents to the terms of that certain Amended and Restated Receivables Sale Agreement of even date herewith among the Originators and the Seller.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

RALCORP RECEIVABLES CORPORATION, as Seller
By:	/s/ Scott Monette
Name:	Scott Monette
Title:	President

RALCORP HOLDINGS, INC., as Master Servicer
By:	/s/ Scott Monette
Name:	Scott Monette
Title:	Corporate Vice President, Treasurer and Corporate Development Officer

Signature Page to Amended and Restated
Receivables Purchase Agreement

FALCON ASSET SECURITIZATION COMPANY LLC, as a Conduit
By:	JPMorgan Chase Bank, N.A.,
its attorney-in-fact

By:	/s/ Joel C. Gedroic
Name:	Joel C. Gedroic
Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as a Committed Purchaser, as a Funding Agent and as Agent
By:	/s/ Joel C. Gedroic
Name:	Joel C. Gedroic
Title:	Executive Director

Signature Page to Amended and Restated
Receivables Purchase Agreement

THREE PILLARS FUNDING LLC, as a Conduit
By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

SUNTRUST BANK, as a Committed Purchaser
By:	/s/ M. Gabe Bonfield
Name:	M. Gabe Bonfield
Title:	Vice President

SUNTRUST ROBINSON HUMPHREY, INC., as a Funding Agent
By:	/s/ Joe Franke
Name:	Joe Franke
Title:	Director

Signature Page to Amended and Restated
Receivables Purchase Agreement

EXHIBIT I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.
“Accrued Promotional Reserves” means, on any date of determination, the amount of expected credit memoranda and other Dilutions accrued by Post Foods, LLC in respect of the Receivables in its “accrued a&p actual trade promo account” in accordance with its customary accounting practices.
“Accrued Sales Discount” means, on any date of determination, the amount of expected credit memoranda and other Dilutions accrued by the Originators in respect of the Receivables in their “sales discount accrual account” in accordance with their customary accounting practices.
“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
“Affected Committed Purchaser” has the meaning specified in Section 12.1(c).
“Affiliate” has the meaning specified in the Receivables Sale Agreement.
“Agent” has the meaning specified in the preamble to this Agreement.
“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.
“Aggregate Reduction” has the meaning specified in Section 1.3.
“Aggregate Reserves” means, on any date of determination, an amount equal to the product of (a) the Combined Reserve Percentage multiplied by (b) the Net Receivable Balance.
“Aggregate Unpaids” means, at any time, an amount equal to the sum of all accrued and unpaid fees under the Fee Letter, CP Costs, Yield, Aggregate Capital, any outstanding Term-out Period Advances and all other unpaid Obligations (whether due or accrued) at such time.
“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be further amended or modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iv) the date which is 30 days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.
“Amortization Event” has the meaning specified in Article IX.
“Assignment Agreement” has the meaning specified in Section 12.1(b).
“Authorized Officer” means, with respect to any Person, any of the president, chief financial officer, treasurer or controller of such Person, acting singly.
“Base Rate” means a rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.50% and (iii) the rate referenced in clause (i) of definition of LIBO Rate plus 1.00%.
“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under a Funding Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.
“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.
“CAN Obligor” means a Person that (i) if a natural person, is a resident of Canada or (ii) if a corporation or other business organization, is either organized under the laws of Canada or any political subdivision thereof or has its chief executive office located in Canada.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason. For the avoidance of doubt, Term-out Period Advances shall not constitute “Capital” hereunder.
“Change of Control” has the meaning specified in the Receivables Sale Agreement.
“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (iv) which has been identified by Seller as uncollectible.
“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.
“Collection Account Agreement” means an agreement substantially in the form of Exhibit VI (or such other form agreed to by the Agent in its reasonable discretion) among a Collection Bank, the Agent, Seller and the Master Servicer or a Permitted Sub-Servicer.
“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.
“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.
“Collections” has the meaning specified in the Receivables Sale Agreement.
“Combined Reserve Percentage” means, on any date of determination, the sum of (a) the Yield Reserve Percentage and (b) the greater of (i) the sum of (x) the Loss Percentage and (iy) the Dilution Percentage and (ii) the sum of (x) 21.0% and (y) the product of Expected Dilution multiplied by the Dilution Horizon Ratio.
“Commercial Paper” means promissory notes of a Conduit issued by such Conduit in the commercial paper market.
“Commitment” means, for each Committed Purchaser, the commitment of such Committed Purchaser to purchase Purchaser Interests from Seller in an amount not to exceed in the aggregate, the amount set forth opposite such Committed Purchaser’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof.

“Commitment Availability” means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments at such time minus (b) the Aggregate Capital at such time.
“Committed Purchaser” has the meaning specified in the preamble in this Agreement.
“Concentration Limit” means, at any time, for any Obligor, 4.25% of the aggregate Outstanding Balance of all Eligible Receivables, or such higher or lower amount (a “Special Concentration Limit”) for such Obligor designated by the Agent, upon not less than three Business Days’ notice to Seller; provided, that, in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that any Funding Agent may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit. As of the date hereof, until notice from the Agent to the contrary in accordance with the preceding sentence, the following Special Concentration Limits shall be in effect:

Percentage of aggregate Outstanding
Obligor	Balance of all Eligible Receivables
CVS/Caremark and Affiliates	8.50%
Kroger and Affiliates	8.50%
Walgreen’s and Affiliates	8.50%
Costco and Affiliates	8.50%
Wal-Mart and Affiliates	17.00%
“Conduit” has the meaning specified in the preamble to this Agreement.
“Conduit Purchase Limit” means, for any Conduit, the maximum Capital which may be purchased by such Conduit as set forth on Schedule A hereto.
“Contingent Obligation” has the meaning specified in the Receivables Sale Agreement.
“Contract” has the meaning specified in the Receivables Sale Agreement.
“CP Costs” means:
(i) for each day, with respect to Three Pillars, the sum of (a) the rate per annum appearing on page BBAM on the Bloomberg Terminal (successor to Telerate page 3750) (“Page BBAM”) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for one month in United States dollars) at approximately 11:00 a.m. (London time); provided, that, in the event no such rate is shown, the applicable rate under this clause (a) shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the applicable rate under this clause (a) shall be the rate per annum equal to the average of the rates at which deposits in United States dollars are offered by SunTrust Bank at approximately 11:00 a.m. (London time) to prime banks in the London interbank market for a one month, plus (b) the commissions and charges charged by placement agents and commercial paper dealers with respect to the Commercial Paper of Three Pillars and other costs associated with the issuance of such Commercial Paper; or
(ii) for each day for any other Conduit, the sum of (a) discount or yield accrued on Pooled Commercial Paper of such Conduit on such day, plus (b) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (c) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper of such Conduit for such day, minus (d) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with such Pooled Commercial Paper, minus (e) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of such Conduit pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper.
In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the related Funding Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by such Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.
“Credit and Collection Policy” has the meaning specified in the Receivables Sale Agreement.
“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable.
“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, interest on such Aggregate Unpaids at a rate per annum equal to 4.00% above the Base Rate.

“Default Ratio” means, as at the last day of any calendar month, the percentage equal to (a) the sum of (i) all Receivables greater than 90 days but less than 121 days past due, plus (ii) the aggregate actual amount of write-offs during the calendar month then most recently ended, divided by (b) gross sales of the Originators during the third calendar month prior to the date of determination.
“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for ninety-one (91) or more days from the original due date thereof.
“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.
“Designated Obligor” means an Obligor that the Agent has notified the Seller is unacceptable.
“Dilution Horizon Ratio” means, on any date of determination, an amount calculated by dividing (a) cumulative sales generated by the Originators during the most recent 30 days by (b) the Net Receivables Balance as of the last day of the month then most recently ended.
“Dilution Percentage” means, on any date of determination, a percentage equal to:
{ (2 x ED) + [ (DS - ED) x (DS / ED) ] } x DHR
where:
ED        =     Expected Dilution as of such date;
DS        =     the Dilution Spike on such date; and
DHR     =     the Dilution Horizon Ratio.
“Dilution Ratio” means, on any date of determination, a percentage equal to the Dilutions occurring during the month then most recently ended, divided by gross sales for the Originators for such month.
“Dilution Reserve Ratio” means, on any date of determination, a percentage equal to the Dilutions occurring during the month then most recently ended (excluding Dilutions that have been accrued for and charged to the Accrued Promotional Reserves and early payment cash discounts), divided by gross sales for the Originators for such month.
“Dilution Spike” means, on any date of determination, the highest Dilution Reserve Ratio during the 12 months then most recently ended.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections” other than reductions arising from contractually agreed upon sales discounts.
“Discount Rate” means, (i) with respect to each Purchaser Interest of the Committed Purchasers, the LIBO Rate or the Prime Rate, as applicable, and (ii) with respect to each Term-out Period Advance of the Non-Renewing Committed Purchasers, the LIBO Rate or the Prime Rate, as applicable.
“EDGAR” means the electronic disclosure system for the receipt, storage, retrieval and dissemination of public documents filed with the Securities and Exchange Commission.
“Eligible Investments” shall mean:
(a) direct obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, if such obligations are backed by the full faith and credit of the United States;
(b) federal funds, certificates of deposit, time deposits and bankers’ acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days) of any United States depository institution or trust company organized under the laws of the United States or any state and subject to examination and supervision by federal or state financial institutions regulatory authorities; provided, however, that the short-term obligations of such depository institution or trust company are rated “A-1+” by S&P and “P-1” by Moody’s;
(c) commercial paper (having original maturities of not more than 30 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of the acquisition are rated “A-1+” by S&P and “P-1” by Moody’s;
(d) securities of money market funds rated “Aam” or better by S&P and “Aa” or better by Moody’s; and
(e) any other investment approved in writing by the Agent.
“Eligible Receivable” means, at any time, a Receivable:
(i) the Obligor of which (a) is a US Obligor or a CAN Obligor; (b) is not an Affiliate of any of the parties hereto; and (c) is not a Designated Obligor, provided, however, that if such Obligor is a CAN Obligor, the Outstanding Balance of such Receivable, when added to the aggregate Outstanding Balance of all other Eligible Receivables the Obligor of which is a CAN Obligor, does not cause the aggregate Outstanding Balance of all Eligible Receivables the Obligors of which are CAN Obligors to exceed 5.0% of the aggregate Outstanding Balance of all Receivables at such time,
(ii) the Obligor of which is not the Obligor of any Charged-Off Receivable,

(iii) the Obligor of which is not a Top 20 Obligor of Receivables of which more than 25% are Delinquent Receivables,
(iv) which is not a Charged-Off Receivable or a Defaulted Receivable,
(v) which by its terms is due and payable (A) within 36 days (or, in the case of food service Receivables and beverage Receivables owing to The Carriage House Companies, Inc., 45 days) of the original billing date therefor or (B) more than 36 days (or, in the case of food service Receivables and beverage Receivables owing to The Carriage House Companies, Inc., more than 45 days) but less than 90 days of the original billing date thereof, and, except for any deduction accrued by Post Foods, LLC in respect of such Receivable in its “accrued a&p actual trade promo account” in accordance with its customary accounting practices, has not had its payment terms extended; provided, that in the case of a Receivable of the type described in clause (B) hereof, the Outstanding Balance of such Receivable, when added to the aggregate Outstanding Balance of all other Eligible Receivables of the type described in clause (B) hereof, does not cause the aggregate Outstanding Balance of all Eligible Receivables of the type described in clause (B) hereof to exceed two-percent (2%) of the aggregate Outstanding Balance of all Receivables at such time,
(vi) which is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions,
(vii) which is denominated and payable only in United States dollars in the United States,
(viii) which arises under a Contract in substantially the form of one of the form contracts set forth or described on Exhibit IX hereto or otherwise approved by the Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the duly authorized, legally valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,
(ix) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,
(x) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by Originator,
(xi) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto,
(xii) which satisfies all applicable requirements of the Credit and Collection Policy,
(xiii) which was generated in the ordinary course of an Originator’s business,

(xiv) which is a Government Receivable; provided, that the Outstanding Balance of such Receivable when added to the Outstanding Balance of all other Eligible Receivables that are Government Receivables, does not cause the aggregate Outstanding Balance of all Eligible Receivables that are Government Receivables to exceed two-percent (2%) of the aggregate Outstanding Balance of all Receivables at such time,
(xv) which arises solely from the sale of goods or the provision of services to the related Obligor by an Originator, and not by any other Person (in whole or in part),
(xvi) which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against Originator to cause Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),
(xvii) as to which Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,
(xviii) which is not proceeds of inventory which was pledged by the applicable Originator, and
(xix) all right, title and interest to and in which has been validly transferred by Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim.
“Existing Agreement” has the meaning specified in the preamble to this Agreement.
“Expected Dilution” means, on any date of determination, the average of the Dilution Reserve Ratios for the twelve months then most recently ended.
“Facility Account” means Seller’s Account No. 1099456 at JPMorgan.
“Facility Termination Date” means the earlier of (i) May 4, 2012 and (ii) the Amortization Date.
“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of the date hereof among Seller, the Funding Agents and the Agent, as it may be amended or modified and in effect from time to time.
“Finance Charges” has the meaning specified in the Receivables Sale Agreement.
“Funding Agent” has the meaning specified in the preamble to this Agreement.
“Funding Agreement” means any agreement or instrument executed by any Funding Source with or for the benefit of any Conduit, as each may be amended, restated or otherwise modified from time to time.
“Funding Source” means (i) any Committed Purchaser or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit.
“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.
“Government Receivable” means any Receivable as to which the Obligor is a government or a governmental subdivision or agency.
“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder (including, without duplication, any Term-out Period Account Funded Incremental Purchase).
“Indebtedness” has the meaning specified in the Receivables Sale Agreement.
“Independent Director” shall mean a member of the Board of Directors of Seller who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of the Seller, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): any Originator, or any of their respective Subsidiaries or Affiliates, (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors.
“LIBO Rate” means the rate per annum equal to the sum of (i) (a) the offered rate for deposits in U.S. dollars appearing on Reuters Screen LIBOR01 Page (British Bankers’ Association Settlement Date) effective as of 11:00 am (London time) two Business Days prior to the first day of the relevant Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, provided, that, (x) if such screen is not available to the related Funding Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (y) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the related Funding Agent to be the rate at which the applicable Reference Bank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the related Funding Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 3.00% per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.
“Liquidity Termination Date” means November 3, 2011, (as may be extended for an additional period of time up to 180 days from time to time in accordance with Section 1.5 hereof).
“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.
“Loss Horizon Ratio” means, on any date of determination, the percentage equal to (i) gross sales of the Originators in the five calendar months then most recently ended, divided by (ii) the Net Receivables Balance as of the last day of the calendar month then most recently ended.
“Loss Percentage” means, at any time, two times the product of the Loss Ratio times the Loss Horizon Ratio on any day during the calendar month then most recently ended.
“Loss Ratio” means, on any date of determination, the highest three-month rolling average Default Ratio during the 12 months then most recently ended.
“Mandatory Reduction Amount” has the meaning specified in Section 2.6.

“Master Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of the Seller Parties taken as a whole, (ii) the ability of Seller or of Ralcorp, individually, as Performance Guarantor or as Master Servicer, to perform its obligations under the Transaction Documents to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent’s interest, on behalf of the Purchasers, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.
“Material Originator” means, on any date of determination, any Originator who originated more than 30% of the total Receivables originated during the month then most recently ended.
“Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Master Servicer to the Agent and the Funding Agents pursuant to Section 8.5.
“Monthly Reporting Date” has the meaning specified in Section 8.5.
“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates (net of the aggregate amount of any promotional accruals with respect to such Obligor reported in the most recently delivered Monthly Report) exceeds the Concentration Limit for such Obligor, (ii) the aggregate amount of Unallocated Cash, (iii) the product of (a) 2.75 and (b) the aggregate amount of Accrued Sales Discount and (iv) the aggregate amount of Accrued Promotional Reserves.
“Nonrenewing Amount” has the meaning set forth in Section 1.5(a).
“Non-Renewing Committed Purchaser” has the meaning specified in Section 1.5.
“Obligations” has the meaning specified in Section 2.1.
“Obligor” means a Person obligated to make payments pursuant to a Contract.
“Originator(s)” has the meaning specified in the Receivables Sale Agreement.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Participant” has the meaning specified in Section 12.2.

“Percentage” means, for any Purchaser Group, (i) at any time prior to the Facility Termination Date, the percentage equivalent to a fraction (expressed out to five decimal places), the numerator of which is the aggregate Commitments of all Committed Purchasers in such Purchaser Group and the denominator of which is the aggregate Commitments of all Committed Purchasers and (ii) at any time from and after the Facility Termination Date, the percentage equivalent to a fraction (expressed out to five decimal places), the numerator of which is the aggregate Capital of all Purchasers in such Purchaser Group and the denominator of which is the Aggregate Capital.
“Performance Guarantor” means Ralcorp.
“Performance Undertaking” means that certain Second Amended and Restated Performance Undertaking, dated as November 4, 2010 of Performance Guarantor in favor of Seller, as the same may be amended, restated or otherwise modified from time to time.
“Permitted Sub-Servicers” has the meaning specified in Section 8.1(b).
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Pooled Commercial Paper” means, with respect to a Conduit, Commercial Paper notes of such Conduit subject to any particular pooling arrangement by such Conduit, but excluding Commercial Paper issued by such Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit.
“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.
“Prime Rate” means, with respect to any Purchaser Group, the rate of interest announced publicly by the related Reference Bank from time to time as its prime or base rate (such rate not necessarily being the lowest or best rate charged by such Reference Bank).
“Pro Rata Share” means, for each Committed Purchaser, a percentage equal to (i) the Commitment of such Committed Purchaser, divided by (ii) the aggregate amount of all Commitments of all Committed Purchasers hereunder, adjusted as necessary to give effect to the application of the terms of the applicable Funding Agreement.
“Proposed Reduction Date” has the meaning specified in Section 1.3.
“Purchase Limit” means $135,000,000.00.
“Purchase Notice” has the meaning specified in Section 1.2.
“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

“Purchaser Group” means each group consisting of a Funding Agent, one or more related Conduits and one or more Committed Purchasers.
“Purchaser” means any Conduit or Committed Purchaser, as applicable, and “Purchasers” means, collectively, the Conduits and Committed Purchasers.
“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:
C
NRB - AR
where:
C           = the Capital of such Purchaser Interest.
AR        = the Aggregate Reserves.
NRB      = the Net Receivables Balance.
Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.
“Purchasing Committed Purchaser” has the meaning specified in Section 12.1(b).
“Ralcorp” has the meaning specified in the preamble to this Agreement.
“Ralcorp Credit Agreement” means that certain Credit Agreement, dated as of July 27, 2010, among Ralcorp, as Borrower thereunder, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank, Bank of America, N.A. and SunTrust Bank, as Co-Syndication Agents and Deutsche Bank AG, New York Branch, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, as amended, restated or otherwise modified from time to time unless otherwise specified herein and whether or not the same remains in effect.
“Receivable” means all “Receivables” under and as defined in the Receivables Sale Agreement. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010, among the Originators and Seller, as the same may be amended, restated or otherwise modified from time to time.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Reduction Notice” has the meaning specified in Section 1.3.
“Reference Bank” means, with respect to any Purchaser Group, the Committed Purchaser identified as the Reference Bank for such Purchaser Group on Schedule A.
“Regulatory Change” has the meaning specified in Section 10.2(a).
“Reinvestment” has the meaning specified in Section 2.2.
“Related Security” means, with respect to any Receivable, all of Seller’s now owned and existing or hereafter arising or acquired right, title and interest in and to (i) all “Related Security” under and as defined in the Receivables Sale Agreement, (ii) the Performance Undertaking, (iii) the Receivables Sale Agreement, and (iv) all proceeds of any of the foregoing.
“Required Funding Agents” means (i) at any time prior to the Facility Termination Date, Funding Agents whose related Committed Purchasers have Commitments at such time which, in the aggregate, exceed sixty-six and two thirds percent (66 2/3%) of the sum of the Commitments of all Committed Purchasers hereunder at such time; provided, however, that for purposes of this definition, the aggregate Capital of the Purchasers in a Purchaser Group at such time shall be deemed to be the Commitments of the Committed Purchasers in such Purchaser Group at such time and will not include those Commitments attributable to a Non-Renewing Committed Purchaser in such Purchaser Group or (ii) from and after the Facility Termination Date, Funding Agents whose related Purchasers hold Capital at such time which, in the aggregate, exceeds sixty-six and two thirds percent (66 2/3%) of the Aggregate Capital hereunder at such time.
“Required Notice Period” means two (2) Business Days.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).
“Scheduled Liquidity Termination Date” has the meaning set forth in Section 1.5(a).
“Seller” has the meaning specified in the preamble to this Agreement.
“Seller Parties” has the meaning specified in the preamble to this Agreement.
“Servicing Fee” has the meaning specified in Section 8.6.
“Settlement Date” means (A) the 2nd Business Day after each Monthly Reporting Date, and (B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Committed Purchasers.
“Settlement Period” means (A) in respect of each Purchaser Interest of a Conduit, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of a Committed Purchaser, the entire Tranche Period of such Purchaser Interest.
“Subsidiary” has the meaning specified in the Receivables Sale Agreement.
“Term-out Period Account” means, for any Committed Purchaser, the Term-out Period Account in the name of the Seller maintained by such Committed Purchaser during the Term-out Period, if any, and under the control and dominion of such Committed Purchaser, to secure the Seller’s obligation to repay the Term-out Period Advance made by such Committed Purchaser.
“Term-out Period Account Funded Incremental Purchase” means any Incremental Purchase made by a Committed Purchaser which is funded by a withdrawal from such Committed Purchaser’s Term-out Period Account.
“Term-out Period Advance” shall mean, as of any date of determination in respect of any Committed Purchaser, the amount deposited by such Committed Purchaser into such Committed Purchaser’s Term-out Period Account pursuant to Section 1.5(b) hereof minus any Term-out Period Account Funded Incremental Purchases made by such Committed Purchaser plus any repayments or prepayments in respect of Capital that are paid to such Term-out Period Account in accordance with Section 2.8 hereof. The term “Term-out Period Advance” does not include any Term-out Period Account Funded Incremental Purchase.
“Term-out Period” shall mean, with respect to any Committed Purchaser, the period commencing on the date, if any, on which such Committed Purchaser establishes its Term-out Period Account and makes the initial deposit therein pursuant to Section 1.5(b) hereof and ending on the Facility Termination Date.

“Terminating Tranche” has the meaning specified in Section 4.3(b).
“Three Pillars” has the meaning specified in the preliminary statements.
“Top 20 Obligor” means, for any month of determination, an Obligor whose Receivables had one of the 20 highest aggregate Outstanding Balances as of the last day of the month then most recently ended.
“Tranche Period” means, with respect to any Purchaser Interest or Term-out Period Advance held by a Committed Purchaser:
(a) if Yield for such Purchaser Interest or Term-out Period Advance is calculated on the basis of the LIBO Rate, a period of one, two, three or six months selected by Seller with the approval of the related Funding Agent (which consent shall not be unreasonably withheld) pursuant to this Agreement, or such other period as may be mutually agreeable to such Funding Agent and Seller, commencing on a Business Day selected by Seller or such Funding Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or
(b) if Yield for such Purchaser Interest or Term-out Period Advance is calculated on the basis of the Base Rate, a period designated by Seller commencing on a Business Day selected by Seller, provided that no such period shall exceed one month.
If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the related Funding Agent.
“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unallocated Cash” means, on any date of determination, Collections received by the Servicer (or a Permitted Sub-Servicer) which have not yet been posted to the invoice evidencing a particular Receivable.
“US Obligor” means a Person that (i) if a natural person, is a resident of the United States or (ii) if a corporation or other business organization, is either organized under the laws of the United States or any political subdivision thereof or has its chief executive office located in the United States.
“Yield” means for each respective Tranche Period relating to Purchaser Interests and Term-out Period Advances of a Committed Purchaser, an amount equal to the product of the applicable Discount Rate for each such Purchaser Interest multiplied by the Capital of such Purchaser Interest in the case of any Purchaser Interest, or the principal amount of such Term-out Period Advance in the case of any Term-out Period Advance, in each case for each day elapsed during such Tranche Period, annualized on a 360 day basis.
“Yield Reserve Percentage” means, on any date, an amount equal to 2.0%.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II
FORM OF PURCHASE NOTICE
[Date]
JPMorgan Chase Bank, N.A., as Agent and as Funding Agent
10 South Dearborn Street, Floor 13
Chicago, Illinois 60603
Attn: ABS Conduit Portfolio Management
Falcon Funding Manager, Fax No. (312) 732-3600
SunTrust Robinson Humphrey, Inc., as Funding Agent
Mail Code GA-ATL-3950
303 Peachtree Street N.E., 24th Floor
Atlanta, Georgia 30308
Attn: Michael Peden
Re:	PURCHASE NOTICE
Ladies and Gentlemen:
Reference is hereby made to the Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010 (the “Receivables Purchase Agreement”), among Ralcorp Receivables Corporation, a Nevada corporation (“Seller”), Ralcorp Holdings, Inc., a Missouri corporation, as initial Master Servicer, the Conduits and Committed Purchasers from time to time party thereto, the Funding Agents from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns thereunder, the “Agent”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.
Each Funding Agent is hereby notified of the following Incremental Purchase:

Purchase Price:	$

Percentages:

JPMorgan:	$
Three Pillars:	$

Date of Purchase:

Requested Discount Rate:	[LIBO Rate] [Base Rate] [Pooled Commercial Paper rate]

Percentage of each Purchaser Group:	$
$
$

Please credit the Purchase Price in immediately available funds to our Facility Account [and then wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to:
[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. (  )
Please advise [Name] at telephone no. (   )                                          if the related Conduit will not be making this purchase.
In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):
(i) the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;
(ii) no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;
(iii) the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and
(iv) the amount of Aggregate Capital is $                     after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours, RALCORP RECEIVABLES CORPORATION
By:
Name:
Title:

EXHIBIT III
PLACES OF BUSINESS OF THE SELLER PARTIES; LOCATIONS OF RECORDS;
SELLER’S FEDERAL EMPLOYER IDENTIFICATION NUMBER
RALCORP HOLDINGS, INC.

Chief Executive Offices;
Principal Places of Business:	800 Market Street
St. Louis, MO 63101

Locations of Records:	800 Market Street
St. Louis, MO 63101

Federal Employer
Identification Number:	43-1766315

Trade and Assumed Names;
Prior Legal Names:	Assumed Names:
• DJM Sales Co.
• Ralston Foods
RALCORP RECEIVABLES CORPORATION

Chief Executive Offices:	800 Market Street
St. Louis, MO 63101

Principal Places of Business:	1055 E. Greg Street
Sparks, Nevada 89431

Locations of Records:	St. Louis, MO

Federal Employer Identification Number:	36-4468054

Trade and Assumed Names; Prior Legal Names:	None.

EXHIBIT IV
LOCK-BOXES; COLLECTION ACCOUNTS; COLLECTION BANKS

Lock-Box	Related Collection Account
JPMorgan Chase Bank	5562163
Chicago # 21684
JPMorgan Chase Bank	5562163
Charlotte # 905933
JPMorgan Chase Bank	5562163
Dallas # 730756
JPMorgan Chase Bank	771068632
Chicago # 23105
JPMorgan Chase Bank	658553375
Chicago # 21140
JPMorgan Chase Bank	648726578
Chicago # 21962
JPMorgan Chase Bank	811107879
Chicago # 24625

EXHIBIT V
FORM OF COMPLIANCE CERTIFICATE

To:	JPMorgan Chase Bank, N.A., as Agent and Funding Agent SunTrust Robinson Humphrey, Inc., as Funding Agent
This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010 (the “Agreement”), among Ralcorp Receivables Corporation, a Nevada corporation (“Seller”), Ralcorp Holdings, Inc., a Missouri corporation, as initial Master Servicer, the Conduits and Committed Purchasers from time to time party thereto, the Funding Agents from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns thereunder, the “Agent”).
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1. I am the duly elected                      of                     .
2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.
3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 4 below.
4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:
The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered this                      day of                     , 20     .

EXHIBIT VI
FORM OF COLLECTION ACCOUNT AGREEMENT
Attached

EXHIBIT VII
FORM OF ASSIGNMENT AGREEMENT
THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the       day of                     ,           , by and between                                          (“Assignor”) and                                          (“Assignee”).
PRELIMINARY STATEMENTS
A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010 (as amended, modified or restated from time to time, the “Purchase Agreement”), among Ralcorp Receivables Corporation, a Nevada corporation (“Seller”), Ralcorp Holdings, Inc., a Missouri corporation, as initial Master Servicer, the Conduits and Committed Purchasers from time to time party thereto, the Funding Agents from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns thereunder, the “Agent”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.
B. Assignor is a [Conduit][Committed Purchaser] party to the Purchase Agreement, and Assignee wishes to become a [Conduit][Committed Purchaser] thereunder; and
C. Assignor is selling and assigning to Assignee an undivided                     % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, [Assignor’s Commitment] and (if applicable) the Capital of Assignor’s Purchaser Interests as set forth herein.
AGREEMENT
The parties hereto hereby agree as follows:
1. The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Funding Agent on behalf of the Assignor in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by such Funding Agent on behalf of the Assignor to the Seller, the Agent and the Assignee. From and after the Effective Date, Assignee shall be a [Conduit][Committed Purchaser] party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.
2. If Assignor has no outstanding Capital under the Purchase Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s [Commitment and all] rights and obligations associated therewith under the terms of the Purchase Agreement.

3. If Assignor has any outstanding Capital under the Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Purchaser Interests (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s [Commitment and the] Capital of Assignor’s Purchaser Interests (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 4.1 of the Purchase Agreement.
4. Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.
5. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.
6. By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Agent and the Purchasers as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, any Obligor, any Affiliate of the Seller or the performance or observance by the Seller, any Obligor, any Affiliate of the Seller of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment

Agreement; (d) Assignee will, independently and without reliance upon the Agent, the Seller or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; (f) Assignee appoints and authorizes [FUNDING AGENT] to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to a Funding Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (g) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a [Conduit][Committed Purchaser].
7. Each party hereto represents and warrants to and agrees with the Agent that it is aware of and will comply with the provisions of the Purchase Agreement, including, without limitation, Sections 4.1, 13.1 and 14.6 thereof.
8. Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.
9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.
10. Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness for borrowed money of Conduit, it will not institute against, or join any other Person in instituting against, Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]
By:
Title:

[ASSIGNEE]
By:
Title:

[Consented to: RALCORP RECEIVABLES CORPORATION
By:
Title:]

SCHEDULE I TO ASSIGNMENT AGREEMENT
LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS
Date: _______, _______
Transferred Percentage: _______%

	A-1	A-2	B-1	B-2
Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

	A-2	B-1	B-2
Assignee	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

Address for Notices

Attention:
Phone:
Fax:

SCHEDULE II TO ASSIGNMENT AGREEMENT
EFFECTIVE NOTICE
TO:   ________________________, Assignor
________________________, Assignee

JPMorgan Chase Bank, N.A., as Agent

Ralcorp Receivables Corporation, as Seller
The undersigned, as Agent under the Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010, among Ralcorp Receivables Corporation, a Nevada corporation, Ralcorp Holdings, Inc., a Missouri corporation, as initial Master Servicer, the Conduits and Committed Purchasers from time to time party thereto, the Funding Agents from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns thereunder), hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of _______, _______ between _______, as Assignor, and _______, as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.
1. Pursuant to such Assignment Agreement, you are advised that the Effective Date will be _______, _______.
2. Pursuant to such Assignment Agreement, the Assignee is required to pay $_______ to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours, [NAME OF FUNDING AGENT], as Funding Agent
By:
Title:

EXHIBIT VIII
CREDIT AND COLLECTION POLICY
See Exhibit V to Receivables Sale Agreement

EXHIBIT IX
FORM OF CONTRACT(S)
None.

EXHIBIT X
FORM OF MONTHLY REPORT
Attached

EXHIBIT XI
FORM OF PERFORMANCE UNDERTAKING
Attached

SCHEDULE A
Purchaser Groups; Commitments

JPMorgan Purchaser Group

Conduit:	Falcon Asset Securitization Company LLC
Conduit Purchase Limit:	$75,000,000
Committed Purchaser(s):	JPMorgan Chase Bank, N.A.
Commitment(s):	$75,000,000
Funding Agent:	JPMorgan Chase Bank, N.A.
Reference Bank:	JPMorgan Chase Bank, N.A.

SunTrust Purchaser Group

Conduit:	Three Pillars Funding LLC
Conduit Purchase Limit:	$60,000,000
Committed Purchaser(s):	SunTrust Bank
Commitment(s):	$60,000,000
Funding Agent:	SunTrust Robinson Humphrey, Inc.
Reference Bank:	SunTrust Bank